Exhibit 99.1

Oteegee Innovations Inc. Announces Name Change from “Pay By The Day Holdings, Inc.” to “Oteegee Innovations Inc.” and Forward Split on a 10-for-1 Basis

LAS VEGAS, NV – April 7, 2010 – Oteegee Innovations, Inc. (OTCBB: OTGI) is pleased to announce that on March 22, 2010, the Company changed its name from “Pay By The Day Holdings, Inc.” to “Oteegee Innovations Inc.” (the “Name Change”).  This corporate action is a result of the March 12, 2010 Letter of Intent to acquire all of the assets of Grail Semiconductor and exclusive rights to a number of other independent technologies.

In addition, the Company has effected a forward split of its issued and outstanding common shares on a 10-for-1 basis (the “Forward Split”). Accordingly, the Company’s issued and outstanding number of common shares was increased from 1,539,000 shares to 15,390,000 shares.  The Company’s shareholders of record on April 7, 2010, can surrender their old pre-split share certificate to the Company’s transfer agent, First American Stock Transfer Inc, to obtain a new share certificate reflecting the post-split shares.

In connection with the Name Change and the Forward Split, the Company’s trading symbol has been changed from “PBDH” to “OTGI” effective April 8, 2010.

“We have successfully completed the first step under the terms of the Letter of Intent”, stated Jordan Starkman, CEO of Oteegee Innovations Inc.  “We expect to disseminate additional news as the Company’s growth plans progress.”

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; our ability to successfully implement our current long-term growth strategy; as well as product demand, market competition, fluctuations in advertising payouts, delays in website & application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

For more information, please contact:
Oteegee Innovations, Inc.
Jordan Starkman
Chief Executive Officer
1-800-854-7970